                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                SCHEDULE 13D/A-6
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-l(a) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(a)

                                (Amendment No. 6)

                            Prime Group Realty Trust
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74158J103
             ------------------------------------------------------
                                 (CUSIP number)

                   Robert T. Needham, K Capital Partners, LLC
                                  75 Park Plaza
                           Boston, Massachusetts 02116
                                 (617) 646-7700
--------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                  July 19, 2002
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

         NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                                 (Page 1 of 11)

--------------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 2 OF 11 PAGES
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           K Capital Partners, LLC
           04-3468268
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           AF
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) or 2(e)                                     |_|

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION                        2,583,700
           Delaware
--------------------------------------------------------------------------------
     NUMBER OF
      SHARES                 7.       SOLE VOTING POWER                2,583,700
   BENEFICIALLY              ---------------------------------------------------
     OWNED BY                8.       SHARED VOTING POWER                      0
      EACH                   ---------------------------------------------------
     REPORTING               9.       SOLE DISPOSITIVE POWER           2,583,700
   PERSON WITH               ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER                 0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,583,700
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |X|
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           16.464%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 3 OF 11 PAGES
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Special K Capital Offshore Master Fund (U.S. Dollar), L.P.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           WC
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) or 2(e)                                     |_|

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------
     NUMBER OF
      SHARES                 7.       SOLE VOTING POWER                  359,819
   BENEFICIALLY              ---------------------------------------------------
     OWNED BY                8.       SHARED VOTING POWER                      0
      EACH                   ---------------------------------------------------
     REPORTING               9.       SOLE DISPOSITIVE POWER             359,819
   PERSON WITH               ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER                 0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           359,819
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |X|
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.293%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 4 OF 11 PAGES
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           K Capital Offshore Master Fund (U.S. Dollar), L.P.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           WC
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) or 2(e)                                     |_|

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------
     NUMBER OF
      SHARES                 7.       SOLE VOTING POWER                2,048,881
   BENEFICIALLY              ---------------------------------------------------
     OWNED BY                8.       SHARED VOTING POWER                      0
      EACH                   ---------------------------------------------------
     REPORTING               9.       SOLE DISPOSITIVE POWER           2,048,881
   PERSON WITH               ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER                 0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,048,881
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |X|
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           13.056%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 5 OF 11 PAGES
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Harwich Capital Partners, LLC
           04-3468264
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           AF
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) or 2(e)                                     |_|

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
     NUMBER OF
      SHARES                 7.       SOLE VOTING POWER                2,583,700
   BENEFICIALLY              ---------------------------------------------------
     OWNED BY                8.       SHARED VOTING POWER                      0
      EACH                   ---------------------------------------------------
     REPORTING               9.       SOLE DISPOSITIVE POWER           2,583,700
   PERSON WITH               ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER                 0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,583,700
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |X|
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           16.464%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 6 OF 11 PAGES
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas Knott
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           AF
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) or 2(e)                                     |_|

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S. Citizen
--------------------------------------------------------------------------------
     NUMBER OF
      SHARES                 7.       SOLE VOTING POWER                2,583,700
   BENEFICIALLY              ---------------------------------------------------
     OWNED BY                8.       SHARED VOTING POWER                      0
      EACH                   ---------------------------------------------------
     REPORTING               9.       SOLE DISPOSITIVE POWER           2,583,700
   PERSON WITH               ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER                 0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,583,700
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |X|
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           16.464%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 7 OF 11 PAGES
------------------------------                   -------------------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Abner Kurtin
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS*

           AF
--------------------------------------------------------------------------------
5.         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) or 2(e)                                     |_|

--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S. Citizen
--------------------------------------------------------------------------------
     NUMBER OF
      SHARES                 7.       SOLE VOTING POWER                2,583,700
   BENEFICIALLY              ---------------------------------------------------
     OWNED BY                8.       SHARED VOTING POWER                      0
      EACH                   ---------------------------------------------------
     REPORTING               9.       SOLE DISPOSITIVE POWER           2,583,700
   PERSON WITH               ---------------------------------------------------
                             10.      SHARED DISPOSITIVE POWER                 0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,583,700
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |X|
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           16.464%
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 8 OF 11 PAGES
------------------------------                   -------------------------------


     This Amendment No. 6 to Schedule 13D ("Amendment No. 6") should be read in conjunction with the Schedule 13D dated July 13, 2001, as amended by Amendment No. 1 to Schedule 13D dated August 10, 2001, Amendment No. 2 to Schedule 13D dated August 28, 2001, Amendment No. 3 to Schedule 13D dated August 29, 2001, Amendment No. 4 to Schedule 13D dated August 30, 2001 and Amendment No. 5 to
Schedule 13D dated April 2, 2002 (collectively, the "Schedule 13D") filed with the Securities and Exchange Commission by Special K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital Offshore Master Fund (U.S. Dollar), L.P. (collectively, the "Partnership"), K Capital Partners, LLC, Harwich Capital Partners, LLC, Thomas Knott and Abner Kurtin. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the
Schedule 13D.

     This filing of Amendment No. 6 is not, and should not be deemed to be, an admission that the Schedule 13D or that any Amendment thereto is required to be filed.

     This Amendment No. 6 amends and supplements the Schedule 13D only as written below.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     (a) As of July 29, 2002, the Reporting Persons may be deemed to beneficially own 2,583,700 Shares of the Company. Based upon there being 15,692,614 Shares outstanding, the Shares which the Reporting Persons may be deemed to beneficially own represents approximately 16.464% of the outstanding Shares of the Company.

     (b) In accordance with the Agreement of Limited Partnership, the General Partner has the sole power to vote and the sole power to dispose of the Shares of the Company held by the Partnership.

     (c) The Reporting Persons have made the following purchases of Shares.

           Special K Capital Offshore Master Fund (U.S. Dollar), L.P.

-------------------------------- ------------------------------ ------------------------------ ------------------------------
       Transaction Date                   # of Shares                  Price Per Share           Aggregate Purchase Price
-------------------------------- ------------------------------ ------------------------------ ------------------------------
           07/19/02                         15,304                          $5.02                       $76,780.17
-------------------------------- ------------------------------ ------------------------------ ------------------------------

               K Capital Offshore Master Fund (U.S. Dollar), L.P.

-------------------------------- ------------------------------ ------------------------------ ------------------------------
       Transaction Date                   # of Shares                  Price Per Share           Aggregate Purchase Price
-------------------------------- ------------------------------ ------------------------------ ------------------------------
           07/19/02                         66,096                          $5.02                       $331,603.63
-------------------------------- ------------------------------ ------------------------------ ------------------------------

     In addition to the above-referenced purchases by Special K Capital Offshore Master Fund (U.S. Dollar), L.P. and K Capital Offshore Master Fund (U.S. Dollar), L.P., seventy-five thousand (75,000) Shares of the Company were purchased by a separate account which K Capital Partners, LLC manages on a discretionary basis. These shares were purchased on April 9, 2002 at a price of $7.08 per share, for an aggregate purchase price of $531,255.00.

     All transactions were made in the open market on Nasdaq National Market.

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 9 OF 11 PAGES
------------------------------                   -------------------------------


     (d) Each Partnership is a limited partnership. Each member of the Partnership is entitled to receive certain distributions from the Partnership's assets as specified in the Partnership's governing documents.

     (e) Not applicable.

     The filing of this statement shall not be construed as an admission that any of the Reporting Persons are, for the purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 10 OF 11 PAGES
------------------------------                   -------------------------------


                                   SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

       EXECUTED as a sealed instrument this 29th day of July 2002.

                        Special K Capital Offshore Master Fund (U.S. Dollar),
                        L.P.

                        By:      /s/ Robert T. Needham
                                 ----------------------
                                 K Capital Partners, LLC, General Partner
                                 By: Harwich Capital Partners, LLC, its Managing Member
                                 By: Robert T. Needham, its Chief Administrative Officer


                        K Capital Offshore Master Fund (U.S. Dollar), L.P.

                        By:      /s/ Robert T. Needham
                                 ----------------------
                                 K Capital Partners, LLC, General Partner
                                 By: Harwich Capital Partners, LLC, its Managing Member
                                 By: Robert T. Needham, its Chief Administrative Officer


                        K Capital Partners, LLC

                        By:      /s/ Robert T. Needham
                                 ----------------------
                                 Harwich Capital Partners, LLC, its Managing
                                 Member
                                 By: Robert T. Needham, its Chief
                                 Administrative Officer


                        Harwich Capital Partners, LLC

                        By:      /s/ Robert T. Needham
                                 ----------------------
                                 Robert T. Needham, its Chief
                                 Administrative Officer

------------------------------                   -------------------------------
     CUSIP NO. 74158J103              13D               PAGE 11 OF 11 PAGES
------------------------------                   -------------------------------


                        Thomas Knott*

                        By:      /s/ Robert T. Needham
                                 ----------------------
                                 Robert T. Needham
                                 Attorney in Fact



                        Abner Kurtin*

                        By:      /s/ Robert T. Needham
                                 ----------------------
                                 Robert T. Needham
                                 Attorney in Fact


     *Powers of attorney, dated as of September 4, 2001, by Thomas Knott and Abner Kurtin are currently on file with the Commission and are incorporated herein by reference.